Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2009 Financial Results

4Q2009 Post-Tax Distributable Earnings per Share Up 75% y-o-y to $0.07

4Q2009 GAAP Net Income per Share Was $0.02 versus ($0.00) in 4Q2008

Quarterly Revenue Increased y-o-y for first time since 2008

Outlook is for Record Quarterly Revenues in 1Q2010

LONDON, UK – February 23, 2010 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global intermediary to the wholesale financial markets, today reported its financial results for the fourth quarter and full year ended December 31, 20091.

Fourth Quarter Financial Summary

*

Pre-tax distributable earnings[2] increased by 103.1 percent to $23.0 million or $0.11 per fully diluted share in the fourth quarter of 2009, compared with $11.3 million or $0.06 per fully diluted share in the year-earlier quarter.

*	Post-tax distributable earnings increased by 84.8 percent to $14.8 million or $0.07 per fully diluted share in the fourth quarter of 2009, compared with $8.0 million or $0.04 per fully diluted share in the fourth quarter of 2008.

*	Fourth quarter 2009 revenues as used to calculate distributable earnings increased by 4.2 percent to $299.8 million compared with $287.6 million in the year-earlier period.

*	The Company’s revenues for the fourth quarter of 2009 as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 4.0 percent to $296.8 million, compared with $285.5 million in the fourth quarter of 2008.

*	GAAP income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries was $13.5 million in the fourth quarter of 2009, compared with ($0.7) million in the year-earlier period.

*	GAAP net income (loss) for fully diluted shares was $3.4 million or $0.02 per share in the fourth quarter of 2009, compared with ($0.0) million or ($0.00) per share in the year-earlier period.

*	BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.06 per share payable on March 22, 2010 to Class A and Class B common stockholders of record as of March 8, 2010.

“As stability returned to the markets towards the end of 2009, BGC’s strategy of hiring and acquiring accretively, while investing in industry-leading technology, enabled the Company to exceed our previous outlook and to successfully deliver top- and bottom-line growth,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners, Inc. “In the fourth quarter of 2009, the Company generated double-digit revenue increases in Rates, Equities and Other Asset Classes3, and in overall fully electronic trading, while our pre-tax and post-tax distributable earnings increased significantly, all when compared to the fourth quarter of 2008.”

“During the fourth quarter of 2009, revenues from BGC’s fully electronic Credit and Foreign Exchange businesses continued to gain significant momentum globally, and our fully electronic

[1]	Because of BGC Partners’ merger with and into eSpeed on April 1, 2008, this release discusses historical financial results on a consolidated basis.
[2]	See the sections of this release entitled “Distributable Earnings” and “Reconciliation of GAAP Income to Distributable Earnings” for a definition of this term and how, when and why management uses it.
[3]	“Equities and Other Asset Classes” was formerly called simply “Other Asset Classes.”

Rates businesses grew by double digits year-on-year,” said Shaun D. Lynn, President of BGC Partners, Inc. “Overall, BGC’s quarterly revenues related to fully electronic trading increased sequentially for the third quarter in a row, and were up by 38 percent year-over-year.

“BGC’s continued investment of over $100 million per year in technology, and our unique partnership structure enable us to attract and retain some of the industry’s most experienced and talented brokers and salespeople,” Mr. Lynn continued. “Front-office headcount as of December 31, 2009 was up 18 percent compared to the end of 2008.”

Mr. Lutnick concluded: “Because of the strong increase in our front office staff, substantial technology investment, and more favorable market conditions, we expect record quarterly revenues in the first quarter of 2010, and for our quarterly top-line growth to be between 19 and 26 percent year-over-year. We believe we have laid a strong foundation for growth to continue as the year progresses.”

Full Year Financial Summary

*	Pre-tax distributable earnings were $115.2 million or $0.55 per fully diluted share for full year 2009, compared with $138.0 million or $0.73 per fully diluted share in 2008.

*	Post-tax distributable earnings were $82.3 million or $0.39 per fully diluted share in 2009, compared with $105.0 million or $0.55 per fully diluted share in 2008.

*	2009 distributable earnings revenues were $1,171.0 million compared with $1,236.0 million in 2008.

*	2009 GAAP revenues were $1,162.3 million, compared with $1,228.9 million in 2008.

*	GAAP income from continuing operations before income taxes and non-controlling interest in subsidiaries was $64.5 million in 2009, compared with $9.8 million in 2008.

*	GAAP net income (loss) for fully diluted shares was $50.7 million or $0.24 per share in 2009, compared with ($29.7) million or ($0.28) per share in 2008.

Fourth Quarter Revenues

For the fourth quarter of 2009, BGC Partners’ GAAP revenues were $296.8 million versus $285.5 million in the fourth quarter of 2008. Revenues used to calculate distributable earnings were $299.8 million, compared with the prior year quarter’s $287.6 million. Fourth quarter 2009 GAAP revenues were reduced by $2.9 million due to BGC Partners’ pro rata share of losses on equity investments, while fourth quarter 2008 GAAP revenues were reduced by $2.1 million due to pro rata losses on the same equity investments. These items were not included in distributable earnings revenues.

Year-over-year gains in brokerage revenues from Rates and Equities and Other Asset Classes as well as the acquisition of Liquidez were partially offset by declines in brokerage revenues from Credit and Foreign Exchange. The Company also recognized lower fees from related parties due to a reduction in expenses related to services provided to Cantor following the eSpeed merger partially offset by an increase in fees from ELX.

Brokerage revenues for both GAAP and distributable earnings increased by 5.3 percent to $273.5 million, compared with $259.8 million in the prior year quarter. For the fourth quarter of 2009, Rates revenues were $136.6 million, Credit revenues were $70.4 million, Equities and Other

Asset Classes revenues were $38.7 million, and Foreign Exchange revenues were $27.8 million. In comparison, for the fourth quarter of 2008, Rates revenues were $116.4 million, Credit revenues were $83.3 million, Equities and Other Asset Classes revenues were $29.2 million, and Foreign Exchange revenues were $30.9 million.

The Company’s voice/hybrid and fully electronic Rates businesses both generated double digit percentage year-over-year growth in the December quarter, driven primarily by strong fixed income issuance over the preceding year. Overall, BGC Partners’ Rates revenues increased by 17.4 percent in the fourth quarter of 2009 compared to the year-earlier period. Quarterly revenues from Equities and Other Asset Classes increased by 32.5 percent year-over-year, driven primarily by solid growth globally from the Company’s equity-related products as well as strength in energy and commodity products.

Credit revenues decreased year-on-year, mainly due to an industry-wide decline in corporate bond and credit derivative revenues. Foreign Exchange revenues declined when compared with the year-ago quarter due primarily to lower industry-wide volumes, particularly for emerging markets FX options. These declines were partially offset by triple-digit percentage year-over-year growth in revenues from the fully electronic trading of Credit and Foreign Exchange products.

In the fourth quarter of 2009, Rates represented 45.6 percent of total distributable earnings revenues, Credit 23.5 percent, Equities and Other Asset Classes 12.9 percent, and Foreign Exchange 9.3 percent. In comparison, for the fourth quarter of 2008, Rates represented 40.5 percent of total distributable earnings revenues, Credit 29.0 percent, Equities and Other Asset Classes 10.2 percent, and Foreign Exchange 10.7 percent.

Fourth quarter of 2009 revenues related to fully electronic trading4 increased by 38.2 percent to $27.7 million, which represented 9.2 percent of total distributable earnings revenues. This compares to $20.1 million or 7.0 percent of total distributable earnings revenues in the prior year period. This improvement was driven by significant increases in fully electronic trading revenues in spot foreign exchange, foreign exchange options, and credit default swaps, as well as by a strong increase in fully electronic revenues from the trading of U.S. Treasuries, Canadian sovereigns, and European government bonds, all when compared to the fourth quarter of 2008.

Fourth Quarter Expenses

Total GAAP expenses decreased slightly to $283.4 million in the fourth quarter of 2009 compared with $286.2 million in the prior year period. Total expenses on a distributable earnings basis were roughly flat at $276.8 million compared with $276.2 million in the fourth quarter of 2008.

On a distributable earnings basis, the Company’s compensation and employee benefits were $184.3 million or 61.5 percent of revenue in the fourth quarter of 2009. In comparison, these figures were $181.7 million and 63.2 percent, respectively, in the year-earlier period.

[4]

For the fourth quarter of 2009, this includes $21.7 million in the “total brokerage revenues” line item and $6.0 million in the “fees from related party” line item. In the year-earlier period, these figures were $15.5 million and $4.6 million, respectively.

The difference between fourth quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $2.8 million in non-cash, non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger, $0.2 million in expenses related to dividend equivalents to holders of restricted stock units, partially offset by $0.1 million credit related to non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger. The difference between fourth quarter 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was a $6.0 million non-cash, non-dilutive charge related to compensation expense for restricted stock units and REUs granted pre-merger, a $2.4 million charge for non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger, and $0.2 million in expenses related to dividend equivalents to holders of restricted stock units.

For the fourth quarter of 2009, GAAP non-compensation expenses declined by 3.7 percent to $92.4 million, and on a distributable earnings basis they declined by 2.2 percent to $92.5 million. These figures represented 31.1 percent of GAAP revenues and 30.8 percent of distributable earnings revenues, respectively. For the fourth quarter of 2008, non-compensation expenses were $96.0 million or 33.6 percent of revenues on a GAAP basis and $94.5 million or 32.9 percent on a distributable earnings basis.

The difference between non-compensation expenses in the fourth quarter of 2009 as calculated for GAAP and distributable earnings is primarily a $0.1 million credit related to the Company’s previous assumption of the liability of a September 11, 2001 workers’ compensation policy. The difference between other expenses in the fourth quarter of 2008 as calculated for GAAP and distributable earnings was $1.4 million in non-cash asset impairment charges.

Fourth Quarter Income

The Company recorded GAAP income from continuing operations before income taxes and non-controlling interest in subsidiaries of $13.5 million, GAAP net income for fully diluted shares of $3.4 million, and GAAP net income per fully diluted share of $0.02 in the fourth quarter of 2009. This compares to ($0.7) million, ($0.0) million, and ($0.00), respectively, in the fourth quarter of 2008.

In the fourth quarter of 2009, BGC Partners’ pre-tax distributable earnings were $23.0 million or $0.11 per fully diluted share, compared with $11.3 million or $0.06 per fully diluted share in the fourth quarter of 2008. The Company’s pre-tax distributable earnings margin was 7.7 percent in the fourth quarter of 2009 versus 3.9 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $14.8 million or $0.07 per fully diluted share in the fourth quarter of 2009 compared with $8.0 million or $0.04 per fully diluted share in the fourth quarter of 2008. The Company’s post-tax distributable earnings margin was 5.0 percent in the fourth quarter of 2009 versus 2.8 percent in the prior year quarter.

In the fourth quarter of 2009, the effective tax rate for distributable earnings was 29.4 percent compared with 22.1 percent a year earlier. The Company had a fully diluted weighted average share count of 217.7 million for the fourth quarter of 2009, compared with 189.1 million in the year earlier period. As of December 31, 2009, BGC Partners had a fully diluted share count of 218.7 million.

Full Year Revenues

For the full year 2009, BGC Partners’ GAAP revenues were $1,162.3 million versus $1,228.9 million in 2008. Revenues used to calculate distributable earnings were $1,171.0 million, compared with $1,236.0 million in 2008. GAAP revenues were reduced by $8.7 million in 2009 due to BGC Partners’ pro rata share of losses on equity investments, while 2008 GAAP revenues were reduced by $7.1 million due to pro rata losses on the same equity investments. These items were not included in distributable earnings revenues.

Year-over-year gains in brokerage revenues from Credit and Equities and Other Asset Classes as well as from the acquisition of Liquidez were offset primarily by declines in brokerage revenues from Foreign Exchange and Rates. In addition, the Company recognized lower fees from related parties due to a reduction in expenses related to services provided to Cantor following the eSpeed merger, partially offset by higher fees from ELX.

Brokerage revenues for both GAAP and distributable earnings were $1,073.6 million in 2009, compared with $1,118.6 million in 2008. For 2009, Rates revenues were $524.9 million, Credit revenues were $331.4 million, Equities and Other Asset Classes revenues were $122.5 million, and Foreign Exchange revenues were $94.8 million. In comparison, for 2008, Rates revenues were $554.1 million, Credit revenues were $307.5 million, Equities and Other Asset Classes revenues were $116.2 million, and Foreign Exchange revenues were $140.9 million.

Credit revenues improved by 7.8 percent year-on-year, driven primarily by the continued growth of the Company’s corporate bond desks and in fully electronic credit derivatives trading versus 2008. Equities and Other Asset Classes revenues grew by 5.5 percent versus 2009 primarily as a result of strength in European equity-related products. Foreign Exchange and Rates revenues declined when compared with 2008 due primarily to lower industry-wide volumes, particularly for emerging markets FX options. This was partially offset by year-over-year growth in Foreign Exchange e-broking revenues.

In 2009 Rates represented 44.8 percent of total distributable earnings revenues, Credit 28.3 percent, Equities and Other Asset Classes 10.5 percent, and Foreign Exchange 8.1 percent. By comparison, in 2008 Rates represented 44.8 percent of total distributable earnings revenues, Credit 24.9 percent, Equities and Other Asset Classes 9.4 percent, and Foreign Exchange 11.4 percent.

For full year 2009, revenues related to fully electronic trading5 increased by 12.5 percent to $95.9 million, which represented 8.2 percent of total distributable earnings revenues. This compares to $85.3 million or 6.9 percent of total distributable earnings revenues in 2008. This improvement was driven principally by significant increases in fully electronic revenues from Foreign Exchange and Credit brokerage, offset by a slight decrease in fully electronic Rates revenues, all when compared to 2008.

[5]

For 2009, this includes $75.4 million in the “total brokerage revenues” line item and $20.6 million in the “fees from related party” line item. In 2008, these figures were $67.1 million and $18.2 million, respectively.

Full Year Expenses

For full year 2009, total GAAP expenses decreased by 10.0 percent to $1,097.8 million compared with $1,219.2 million in 2008. Total expenses on a distributable earnings basis decreased by 3.8 percent to $1,055.8 million compared with $1,098.1 million in 2008.

For full year 2009, the Company’s compensation and employee benefits were $713.3 million or 60.9 percent of revenue on a distributable earnings basis. In comparison, these figures were $719.6 million and 58.2 percent, respectively, in the previous year.

The difference between 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $12.3 million in non-cash, non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger, and $0.7 million in expenses related to dividend equivalents to holders of restricted stock units partially offset by a $1.2 million credit for non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger. The difference between 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $86.6 million in non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger, $12.8 million in non-cash, non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger, and $0.4 million in expenses related to dividend equivalents to holders of restricted stock units.

In 2009, non-compensation expenses declined year-over-year by 8.3 percent on a GAAP basis to $356.0 million, and by 9.5 percent on a distributable earnings basis to $342.5 million. These figures represented 30.6 percent of GAAP revenues and 29.2 percent of distributable earnings revenues, respectively. In 2008, non-compensation expenses were $388.3 million or 31.6 percent of revenues on a GAAP basis and $378.5 million or 30.6 percent on a distributable earnings basis.

The difference between non-compensation expenses in 2009 as calculated for GAAP and distributable earnings includes a $10.1 million non-cash and non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day. This amount was recorded as an expense, but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes and therefore will have no economic impact on the Company or its balance sheet. Full year 2009 non-compensation expenses for distributable earnings also excluded $3.4 million in other non-cash, non-dilutive, and non-economic GAAP charges relating to the Company assuming the liability of a September 11, 2001 workers’ compensation policy during year.

The difference between other expenses in 2008 as calculated for GAAP and distributable earnings included a $6.4 million non-cash, non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day, offset by a contribution to additional paid-in capital, a $2.0 million pro forma adjustments for recapitalization in connection with the eSpeed merger, and a $1.4 million in non-cash asset impairment charges.

Full Year Income

In 2009, the Company recorded GAAP income from continuing operations before income taxes and non-controlling interest in subsidiaries of $64.5 million, GAAP net income for fully diluted shares of $50.7 million, and GAAP net income per fully diluted share of $0.24. This compares to $9.8 million, ($29.7) million, and ($0.28), respectively, in 2008.

For 2009, BGC Partners recorded pre-tax distributable earnings of $115.2 million or $0.55 per fully diluted share, compared with $138.0 million or $0.73 per fully diluted share in 2008. The Company’s pre-tax distributable earnings margin was 9.8 percent in 2009 versus 11.2 percent in the prior year.

BGC Partners recorded post-tax distributable earnings of $82.3 million or $0.39 per fully diluted share in 2009 compared with $105.0 million or $0.55 per fully diluted share in 2008. The Company’s post-tax distributable earnings margin was 7.0 percent in 2009 versus 8.5 percent in 2008.

For full year 2009, BGC Partners’ effective tax rate for distributable earnings was 27.3 percent compared with 21.6 percent in 2008. For both GAAP and distributable earnings purposes, the Company had a fully diluted weighted average share count of 211.0 million for full year 2009. On a GAAP basis, the Company had a fully diluted weighted average share count of 105.8 million for full year 2008. For calculating distributable earnings, the Company had a fully diluted weighted average share count of 188.8 million for full year 2008. As of December 31, 2009, BGC Partners had a fully diluted share count of 218.7 million for both GAAP and distributable earnings.

Front Office Statistics

Because BGC Partners has been generating a growing percentage of its overall revenue from fully electronic trading, market data, and software solutions, the Company has expanded its front office statistics in order to give investors a more complete picture of its overall sales force productivity. BGC Partners will now include all of its brokerage, market data, and software sales personnel and the revenues generated by them6 when discussing front office metrics.

Under the expanded methodology, BGC Partners had 1,553 brokers and salespeople as of December 31, 2009, up 6.5 percent compared to 1,458 as of September 30, 2009 and up 17.7 percent from 1,319 as of December 31, 2008. Revenue generated by the average front office employee for the fourth quarter of 2009 was approximately $188,000 compared with approximately $202,000 in the prior year period.

Historically, the Company’s average revenue per front office employee has declined for the periods following significant headcount increases. BGC Partners’ new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company.

[6]	This includes revenues from “total brokerage revenues” and “market data and software solutions”, as well as the portion of “fees from related party” related to fully electronic trading.

Under the prior method of reporting “broker statistics,” BGC Partners had 1,521 voice/hybrid brokers as of December 31, 2009, up 6.9 percent compared to 1,423 as of September 30, 2009 and up 18.0 percent from 1,289 as of December 31, 2008. Voice/hybrid brokerage revenue per average voice/hybrid broker for the fourth quarter of 2009 was approximately $170,000 compared with $187,000 in the prior year period.

For the full year 2009, revenue generated by the average front office employee was approximately $799,000 compared with approximately $914,000 in 2008, while voice/hybrid brokerage revenue per average voice/hybrid broker was approximately $730,000 compared with approximately $845,000 in 2008.

Going forward, the Company will only provide overall front-office metrics.

Balance Sheet

As of December 31, 2009, the Company’s cash position, which it defines as cash and cash equivalents, cash segregated under regulatory requirements, and reverse repurchase agreements, was $471.5 million; notes payable and collateralized borrowings were $167.6 million; book value per share was $2.46; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $440.1 million.

In comparison, as of December 31, 2008 the Company’s cash position was $361.3 million; notes payable and collateralized borrowings were $150.0 million; book value per share was $2.31; and its total capital was $443.8 million.

The increase in BGC Partners’ cash position from December 31, 2008 was due to the normal movement of payables and receivables.

First Quarter 2010 Outlook

The Company expects to generate distributable earnings revenues of between $340 million and $360 million in the first quarter of 2010, an increase of approximately 19 percent to 26 percent compared with $286.1 million in the prior year period.

The Company expects first quarter 2010 pre-tax distributable earnings to be approximately $38 million to $43 million, an increase of between 26 percent and 43 percent when compared with $30.1 million in the first quarter of 2009. BGC Partners expects first quarter 2010 post-tax distributable earnings to be between $27 million and $31 million, versus $22.6 million in the year-earlier quarter.

BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 28 percent for the full year 2010.

Quarterly Dividend and Stock Repurchase

On February 22, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share payable on March 22, 2010 to Class A and Class B common stockholders of record as of March 8, 2010.

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company’s also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units. From January 1, 2009 through December 31, 2009, the Company repurchased approximately 4.0 million shares of its Class A common stock for an aggregate purchase price of $7.9 million.

As of December 31, 2009, the Company had approximately $32.4 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call Wednesday, February 24, 2010 at 8:30 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	02/24/2010 8:30 AM Eastern Time
U.S. Dial In:	888-679-8034
International Dial In:	617-213-4847
Participant Passcode:	15357048
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PRHMTKHLB

REPLAY:

Available From – To:	02/24/2010 11:30 AM - 03/03/2010
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	43017178

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 19 offices, located in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Distributable Earnings

“Revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the non-cash impact of BGC Partners’ pro rata share of earnings or losses from its equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries excluding non-cash, non-dilutive, and non-economic items, including, for example:

*	Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to founding partner unit and REU conversion;

*	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX; and

*	Non-cash asset impairment charges, if any.

Because net income is allocated equally to each equity ownership class based on each class’s pro rata economic ownership, BGC Partners’ discussion and presentation of distributable earnings treats all fully diluted shares of equity as if converted to a single class of stock and thus excludes the allocation of net income to founding/working partner units and REUs.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share.”

*	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding/working partner units, to REUs, and to Cantor for its non-controlling interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

Employees who are holders of unvested restricted stock units (“RSUs”) are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP revenues, “income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP “net income (loss) for fully diluted shares” and GAAP “income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries” for the Company in the periods discussed in this release.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

The information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to: our relationship with Cantor Fitzgerald, L.P. and its affiliates (“Cantor”) and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, reliance on Cantor for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products and services and those of our competitors; the effect of industry concentration and reorganization, reduction of customers and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events and regulations requiring central clearing or exchange-based execution for certain of our products; market conditions, including trading volume and volatility, and further deterioration of the equity and debt capital markets; economic or geopolitical conditions or uncertainties; the extensive regulation of the Company’s businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters; factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, as well as counterparty failure; the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property, or employment or other litigation and their related costs; certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing or refinancing of existing debt, and risks of the resulting leverage, as well as interest and currency rate fluctuations; the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share; the ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions; the ability to hire new personnel; the ability to expand the use of technology for our hybrid platform, including screen-assisted, voice-assisted and fully electronic trading; effectively managing any growth that may be achieved; financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls and our ability to prepare historical and pro forma financial statements and reports in a timely manner; the effectiveness of risk management policies and procedures, including the ability to detect and deter unauthorized trading or fraud, unexpected market moves and similar events; the ability to meet expectations with respect to payment of dividends, distributions and repurchases of our common stock or purchases of BGC Holdings, L.P. (“BGC Holdings”) limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, and our employees; and the risks and other factors described herein under the heading “Item 1A—Risk Factors” in our most recent Form 10-K filed with the SEC on March 16, 2009, and as updated in subsequent filings on Form 10-Q.

The foregoing risks and uncertainties, as well as those risks discussed under the heading “Item 7A—Quantitative and Qualitative Disclosures About Market Risk” and elsewhere in our most recent 10-K and subsequent filings on Form 10-Q, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the filing date of our most recent Form 10-K with the SEC, as updated from time to time in subsequent filings on Form 10-Q, and future events or circumstances could differ significantly from these forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our discussions in financial releases often summarize the significant factors affecting our results of operations and financial condition during the years ended December 31, 2008, 2007 and 2006, respectively. This discussion is provided to increase the understanding of, and should be read in conjunction with, our Consolidated Financial Statements and the accompanying Notes thereto included elsewhere in our most recent Form 10-K.

Contacts

Media: US: Florencia Panizza 212-294-7938 fpanizza@bgcpartners.com UK: Alexandra Walker 44 (0) 20-7894-7459 awalker@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com Chris Walters 212-294-8059 cwalters@bgcpartners.com

###

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except share and per share data)

	December 31,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$469,301	$204,930
Cash segregated under regulatory requirements	2,200	5,101
Reverse repurchase agreements with related parties	—	151,224
Loan receivables from related parties	980	980
Securities owned	2,553	887
Marketable securities	1,510	920
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	431,999	177,831
Accrued commissions receivable, net	115,370	127,639
Forgivable and other loan receivables from employees and partners	138,113	80,597
Fixed assets, net	132,966	136,812
Investments	23,173	26,559
Goodwill	76,118	63,500
Other intangible assets, net	13,912	17,066
Receivables from related parties	14,459	14,780
Other assets	70,681	59,515

Total assets	$1,493,335	$1,068,341

Liabilities, Redeemable Partnership Interest and Total Equity:
Accrued compensation	$143,283	$113,547
Securities sold, not yet purchased	11	321
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	403,364	119,262
Payables to related parties	64,169	50,316
Accounts payable, accrued and other liabilities	265,067	177,340
Deferred revenue	9,805	13,774
Notes payable and collateralized borrowings	167,586	150,000

Total liabilities	1,053,285	624,560
Redeemable partnership interest	103,820	102,579
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 70,661 and 61,735 shares issued at December 31, 2009 and December 31, 2008, respectively; and 56,124 and 51,222 shares outstanding at December 31, 2009 and December 31, 2008, respectively	707	617
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 26,448 and 30,148 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively, convertible into Class A common stock	264	301
Additional paid-in capital	291,861	271,161
Treasury stock, at cost: 14,537 and 10,513 shares of Class A common stock at December 31, 2009 and December 31, 2008, respectively	(89,756)	(81,845)
Retained earnings	—	1,958
Accumulated other comprehensive income (loss)	(36)	(3,942)

Total stockholders’ equity	203,040	188,250

Noncontrolling interest in subsidiaries	133,190	152,952

Total equity	336,230	341,202

Total liabilities, redeemable partnership interest, and equity	$1,493,335	$1,068,341

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Commissions	$182,014	$179,144	$693,818	$871,198
Principal transactions	91,460	80,614	379,767	247,404

Total brokerage revenues	273,474	259,758	1,073,585	1,118,602

Fees from related parties	15,776	17,205	58,877	76,126
Market data	4,265	3,917	17,953	19,404
Software solutions	1,392	2,134	7,419	7,780
Interest income	3,049	3,010	7,252	11,813
Other revenues	1,822	1,545	5,923	2,276
Losses on equity investments	(2,945)	(2,087)	(8,687)	(7,069)

Total revenues	296,833	285,482	1,162,322	1,228,932

Expenses:
Compensation and employee benefits	187,232	190,208	725,139	819,413
Allocation of net income to founding/working partner units	2,202	—	11,619	10,849
Allocation of net income to REUs	1,533	—	5,112	551

Total compensation and employee benefits	190,967	190,208	741,870	830,813
Occupancy and equipment	27,015	26,723	108,014	111,906
Fees to related parties	3,410	2,731	13,882	15,294
Professional and consulting fees	12,709	9,207	34,350	52,016
Communications	18,178	15,696	66,028	66,916
Selling and promotion	15,250	15,520	57,437	62,087
Commissions and floor brokerage	4,702	11,284	16,536	24,600
Interest expense	2,535	5,442	9,920	18,950
Other expenses	8,584	9,347	49,797	36,576

Total non-compensation expenses	92,383	95,950	355,964	388,345

Total expenses	283,350	286,158	1,097,834	1,219,158

Income from continuing operations before income taxes and noncontrolling interest in subsidiaries	13,483	(676)	64,488	9,774
Provision for income taxes	6,390	(1,440)	23,675	20,115

Consolidated net income (loss)	7,093	764	40,813	(10,341)

Less: Net income attributable to noncontrolling interest in subsidiaries	5,391	777	20,788	19,368

Net income (loss) available to common stockholders	$1,702	$(13)	$20,025	$(29,709)

Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$1,702	$(13)	$20,025	$(29,709)

Basic earnings (loss) per share	$0.02	$(0.00)	$0.25	$(0.28)

Basic weighted average shares of common stock outstanding	82,004	78,791	80,350	105,771

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$3,449	$(31)	$50,711	$(29,709)

Fully diluted earnings (loss) per share	$0.02	$(0.00)	$0.24	$(0.28)

Fully diluted weighted average shares of common stock outstanding	217,692	189,058	211,036	105,771

Dividends declared per share of common stock	$0.08	$0.10	$0.30	$0.27

Dividends declared and paid per share of common stock	$0.08	$—	$0.30	$0.23

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	2009					2008
	Q1	Q2	Q3	Q4	FULL YEAR	Q1 (a)	Q2	Q3	Q4	FULL YEAR
Revenues:
Brokerage revenues:
Rates	$123,556	$126,767	$137,948	$136,637	$524,909	$152,450	$143,100	$142,162	$116,392	$554,104
Credit	91,334	90,768	78,893	70,388	331,383	87,193	69,114	67,923	83,258	307,488
Foreign exchange	22,349	20,963	23,724	27,774	94,810	37,466	34,048	38,434	30,910	140,858
Equities and other asset classes	26,302	32,245	25,262	38,674	122,483	28,818	32,341	25,795	29,198	116,152

Total brokerage revenues	263,541	270,743	265,827	273,474	1,073,585	305,927	278,603	274,314	259,758	1,118,602

Market data and software solutions	5,960	7,172	6,583	5,657	25,372	7,627	6,555	6,951	6,051	27,184
Fees from related parties, interest and other revenues	16,556	16,073	18,776	20,647	72,052	25,352	21,590	21,513	21,760	90,215

Total revenues	286,057	293,988	291,186	299,778	1,171,009	338,906	306,748	302,778	287,569	1,236,001

Expenses:
Compensation and employee benefits (b)	174,334	178,166	176,491	184,316	713,307	187,776	175,450	174,617	181,715	719,558
Other expenses	81,673	83,730	84,646	92,455	342,503	100,332	89,033	94,601	94,527	378,493

Total expenses	256,007	261,896	261,137	276,771	1,055,811	288,108	264,483	269,218	276,242	1,098,051

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	30,050	32,092	30,049	23,006	115,198	50,798	42,265	33,560	11,327	137,950

Noncontrolling interest in subsidiaries (c)	(519)	(249)	743	1,408	1,383	654	726	933	795	3,108
Provision for income taxes	8,002	8,496	8,244	6,756	31,498	10,703	9,327	7,284	2,502	29,816

Post-tax distributable earnings to fully diluted shareholders	$22,567	$23,845	$21,062	$14,842	$82,317	$39,441	$32,212	$25,343	$8,030	$105,026

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.15	$0.15	$0.14	$0.11	$0.55	$0.27	$0.22	$0.17	$0.06	$0.73

Fully diluted post-tax distributable earnings per share	$0.11	$0.11	$0.10	$0.07	$0.39	$0.21	$0.17	$0.13	$0.04	$0.55

Fully diluted weighted average shares of common stock outstanding	199,981	211,074	215,620	217,692	211,036	184,967	190,121	196,574	189,058	188,835

Total Revenues ($)	286,057	293,988	291,186	299,778	1,171,009	338,906 (d)	306,748	302,778	287,569	1,236,001

Total Compensation Expense ($) (b)	174,334	178,166	176,491	184,316	713,307	187,776	175,450	174,617	181,715	719,558

Compensation expense as a percent of revenues	60.9%	60.6%	60.6%	61.5%	60.9%	55.4%	57.2%	57.7%	63.2%	58.2%

Non-Compensation expense as a percent of revenues	28.6%	28.5%	29.1%	30.8%	29.2%	29.6%	29.0%	31.2%	32.9%	30.6%

Pre-tax distributable earnings margins (on distributable earnings revenues)	10.5%	10.9%	10.3%	7.7%	9.8%	15.0%	13.8%	11.1%	3.9%	11.2%

Post-tax distributable earnings margins (on distributable earnings revenues)	7.9%	8.1%	7.2%	5.0%	7.0%	11.6%	10.5%	8.4%	2.8%	8.5%

2009 Effective Tax Rate	26.6%	26.5%	27.4%	29.4%	27.3%	21.1%	22.1%	21.7%	22.1%	21.6%

Notes and Assumptions

(a) - All periods prior to April 1 of 2008 are presented on a pro forma basis to reflect the effects of the merger related debt restructure.

(b) - Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.

(c) - Noncontrolling interest allocation associated with joint ownership of administrative services company.

(d) - Reflects reclass of Q1 equity pickup loss from other expenses to Fees from related parties, interest and other revenues.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2009					2008
	Q1	Q2	Q3	Q4	FULL YEAR	Q1	Q2	Q3	Q4	FULL YEAR
GAAP income (loss) from continuing operations before noncontrolling interest in subsidiaries and income taxes	$21,325	$21,625	$8,055	$13,483	$64,488	$(39,809)	$32,133	$18,126	$(676)	$9,774
Allocation of net income to founding/working partners holding units	4,227	4,125	1,065	2,202	11,619	—	7,133	3,716	—	10,849
Allocation of net income to REUs	852	2,065	662	1,533	5,112	—	252	299	—	551
Pro forma adjustments for recapitalization (a)	—	—	—	—	—	2,042	—	—	—	2,042

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	26,404	27,815	9,782	17,218	81,219	(37,767)	39,518	22,141	(676)	23,216

Pre-tax adjustments:
Compensation expenses related to pre-merger activities: redemption of partnership units; pre-merger grants of founding partner interests; the activation of exchangeability of founding partner interests	(1,029)	(443)	393	(111)	(1,189)	84,063	—	192	2,368	86,623
Compensation expense for restricted stock units and REUs granted pre-merger	2,470	2,647	4,357	2,799	12,272	2,706	1,471	2,700	5,960	12,837
Equity loss on investments	2,143	1,852	1,747	2,945	8,687	1,796	1,276	1,910	2,087	7,069
Dividend equivalents to RSUs	62	221	238	227	749	—	—	230	165	395
Donations by Partners, re: Charity Day	—	—	10,070	37	10,107	—	—	6,387	—	6,387
Other non-cash, non-dilutive, noneconomic items			3,462	(109)	3,354
Asset impairment charges	—	—	—	—	—	—	—	—	1,423	1,423

Total pre-tax adjustments	3,646	4,277	20,267	5,789	33,979	88,565	2,747	11,419	12,003	114,734

Pre-tax distributable earnings	$30,050	$32,092	$30,049	$23,006	$115,198	$50,798	$42,265	$33,560	$11,327	$137,950

GAAP net income (loss) available to common stockholders	$8,080	$8,068	$2,175	$1,702	$20,025	$(48,533)	$11,984	$6,853	$(13)	$(29,709)
Allocation of net income to founding/working partners holding units	4,227	4,125	1,065	2,202	11,619	—	7,133	3,716	—	10,849
Allocation of net income to REUs	852	2,065	662	1,533	5,112	—	252	299	—	551
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	6,733	6,862	1,827	3,983	19,405	—	10,700	5,578	(18)	16,260
Pro forma adjustments for recapitalization (a)	—	—	—	—	—	2,042	—	—	—	2,042

Pro forma GAAP net income (loss) for fully diluted shares	$19,892	$21,120	$5,729	$9,419	$56,160	$(46,491)	$30,069	$16,446	$(31)	$(7)
Total pre-tax adjustments (from above)	3,646	4,277	20,267	5,789	33,979	88,565	2,747	11,419	12,003	114,734
Income tax adjustment to reflect effective tax rate	(971)	(1,552)	(4,934)	(366)	(7,823)	(2,633)	(604)	(2,522)	(3,942)	(9,701)

Post-tax distributable earnings	$22,567	$23,845	$21,062	$14,842	$82,317	$39,441	$32,212	$25,343	$8,030	$105,026

Pre-tax distributable earnings per share	$0.15	$0.15	$0.14	$0.11	$0.55	$0.27	$0.22	$0.17	$0.06	$0.73

Post-tax distributable earnings per share	$0.11	$0.11	$0.10	$0.07	$0.39	$0.21	$0.17	$0.13	$0.04	$0.55

Fully diluted weighted average shares of common stock outstanding	199,981	211,074	215,620	217,692	211,036	184,967	190,121	196,574	189,058	188,835

(a)	Reflects a net decrease in interest income and interest expense related to the separation and recapitalization transactions in connection with the merger.

Note:	Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

											% Change	% Change	% Change
	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	FY2008	FY2009	4Q09 vs. 3Q09	4Q09 vs. 4Q08	FY09 vs. FY08
Notional Volume (in $US billions)
Fully Electronic Rates*	14,447	13,021	12,266	6,367	7,757	9,552	9,703	10,916	46,100	37,928	12.5%	71.5%	(17.7)%
Fully Electronic Credit & FX**	113	77	146	81	148	232	715	816	417	1,911	14.1%	907.6%	358.7%

Total Fully Electronic Volume	14,560	13,097	12,412	6,448	7,906	9,784	10,418	11,732	46,517	39,840	12.6%	82.0%	(14.4)%

HYBRID***
Total Hybrid Volume	21,983	21,966	22,506	18,724	19,914	18,637	19,746	27,704	85,179	86,001	40.3%	48.0%	1.0%

TOTAL Hybrid & Fully Electronic Volume	36,543	35,063	34,918	25,172	27,820	28,421	30,163	39,436	131,696	125,840	30.7%	56.7%	(4.4)%

Transaction Count
Fully Electronic Rates*	4,079,426	3,840,747	4,091,160	2,611,456	2,748,083	3,505,517	3,513,496	3,624,988	14,622,789	13,392,084	3.2%	38.8%	(8.4)%
Fully Electronic Credit & FX**	34,509	20,483	24,608	8,922	76,790	119,990	305,991	418,105	88,522	920,876	36.6%	4586.2%	940.3%

Total Fully Electronic Transactions	4,113,935	3,861,230	4,115,768	2,620,378	2,824,873	3,625,507	3,819,487	4,043,093	14,711,311	14,312,960	5.9%	54.3%	(2.7)%

HYBRID
Total Hybrid Transactions	367,808	340,994	320,068	258,528	300,604	337,381	351,530	410,045	1,287,398	1,399,560	16.6%	58.6%	8.7%

TOTAL Hybrid and Fully Electronic Transactions	4,481,743	4,202,224	4,435,836	2,878,906	3,125,477	3,962,888	4,171,017	4,453,138	15,998,709	15,712,520	6.8%	54.7%	(1.8)%

Trading Days	61	64	64	62	61	63	64	63	251	251

*        Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000

**      Defined as Foreign Exchange Options, Credit Default Swaps, Electronic Give-Up Straights, Foreign Exchange Non-Deliverable Forwards and Foreign Exchange Spot

***    Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	194,563,399	156,735,725	158,619,857	78,734,725	82,796,633	95,518,156	108,225,589	112,345,257	588,653,706	398,885,635	3.8%	42.7%	(32.2)%
CME - Euro $ Contracts	191,121,345	165,141,437	149,198,062	91,513,237	96,073,853	115,393,226	116,149,464	109,968,650	596,974,081	437,585,193	(5.3)%	20.2%	(26.7)%
EUREX - Bund Contracts	84,683,863	65,580,034	62,761,936	44,801,786	44,971,799	42,351,069	46,049,886	47,362,250	257,827,619	180,735,004	2.8%	5.7%	(29.9)%
ELX - US Treasury Contracts	NA	NA	NA	NA	NA	NA	2,211,622	2,796,837	NA	5,008,459	26.5%	NMF	NMF
Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	41,815	35,689	36,300	26,257	24,008	25,247	28,461	26,659	140,061	104,376	(6.3)%	1.5%	(25.5)%
Average Daily UST Volume	685	558	567	423	394	401	445	423	558	1,662	(4.8)%	(0.1)%	197.9%
CME FX Futures Volume (3)	37,568,651	41,144,216	43,894,087	29,608,982	29,824,674	35,106,455	41,312,060	46,835,106	152,215,936	153,078,295	13.4%	58.2%	0.6%
CLS FX Volumes Avg Daily Values - in billions (4)	4,204	4,004	4,083	3,424	3,257	3,394	3,425	3,693	15,715	13,769	7.9%	7.9%	(12.4)%
NYSE - Volume (shares traded) - in millions (5)	194,114	167,258	208,965	231,827	219,068	204,612	166,317	148,123	802,164	738,120	(10.9)%	(36.1)%	(8.0)%
Transaction Value - in millions	7,796,430	6,671,480	7,465,340	6,147,040	4,815,000	4,679,430	4,021,150	4,046,520	28,080,290	17,562,100	0.6%	(34.2)%	(37.5)%
NASDAQ - Volume (shares traded) - in millions (6)	495,911	460,339	605,373	672,229	666,782	673,131	596,048	525,594	2,233,851	2,461,555	(11.8)%	(21.8)%	10.2%
Transaction Value - in millions(7)	4,363,261	3,912,200	3,857,610	3,024,902	2,369,638	2,657,476	2,688,534	2,797,426	15,157,974	10,513,074	4.1%	(7.5)%	(30.6)%
Total Industry Equity Option Volume (8)	813,022,248	787,287,505	920,823,961	763,627,631	800,613,173	896,415,009	846,525,309	823,413,830	3,284,761,345	3,366,967,321	(2.7)%	7.8%	2.5%
TRACE All Bond Dollar Volume (in millions) (9)
TRACE All Bond Volume	910,481	925,400	744,673	869,165	1,053,243	1,280,165	1,134,131	1,095,325	3,449,719	4,562,864	(3.4)%	26.0%	32.3%
Average Daily All Bond Dollar Volume	14,926	14,459	11,636	14,019	17,266	20,320	17,721	17,386	55,040	72,693	(1.9)%	24.0%	32.1%

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Bloomberg